Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 11, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Urstadt Biddle Properties Inc.’s Annual Report on Form 10-K for the year-ended October 31, 2006. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ PKF Certified Public Accountants A Professional Corporation

New York, NY
April 11, 2007